CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Rent the Runway, Inc. of our report dated April 13, 2023 relating to the financial statements for the year ended January 31, 2023, which appears in Rent the Runway, Inc.’s Annual Report on Form 10-K for the year ended January 31, 2023.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 13, 2023